UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.          )
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AT&T Corp.

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AT&T TODAY

MONDAY, MAY 16, 2005 – 12:30 p.m. EDT

AT&T STOCK WATCH (Friday’s close) *** T 18.54 -.13

AT&T ANNOUNCES ***
Archer Daniels Midland Company selects AT&T for global networking solution

AT&T AND INDUSTRY NEWS ***
VoIP providers compete for business customers [InformationWeek]
Speculation: Qwest watching for cue to renew MCI bid [The Wall Street Journal]
Cable companies reject competing ads [The New York Times]
VoIP faces new regulation [Dow Jones]

ALSO OF NOTE ***
Telephone-based seminar – “Understanding Depression in Older Adults”
AT&T customer skyline displays
New AT&T TODAY feature on SBC: ABCs of SBC

AT&T ANNOUNCES *** ARCHER DANIELS MIDLAND COMPANY SELECTS AT&T FOR GLOBAL NETWORKING SOLUTION – Archer Daniels Midland Company (ADM), one of the world’s largest agricultural processing companies, has selected AT&T to provide a global networking solution integrating more than 500 locations including 250 processing plants across 60 countries. The agreement extends and expands a long-term relationship between the two companies. Under terms of the agreement, AT&T will deploy an Internet protocol virtual private network (IP VPN) integrating ADM facilities in North America, Europe, Asia-Pacific and Latin America with a full range of voice, data and business continuity services. The new network, which supports ADM’s day-to-day operations, runs on AT&T’s industry-leading multi-protocol labeling switching (MPLS) platform and provides a significant increase in bandwidth at a lower cost, inherent disaster recovery capabilities and a migration path to voice over IP (VoIP) services.

For the complete news release, go to InfoCenter@AT&T, http://infocenter.att.com/, or the AT&T Newsroom at http://www.att.com/news/.

[AT&T TODAY publishes excerpts from selected news items to inform employees about AT&T in the news worldwide. Publication of a news clip is not an endorsement of its viewpoint or accuracy. All news sources are today’s date unless otherwise noted.]

AT&T AND INDUSTRY NEWS *** VOIP PROVIDERS COMPETE FOR BUSINESS CUSTOMERS – [InformationWeek, online.] Voice over Internet protocol (VoIP) has the potential to reinvent communications. Spending by U.S. companies and public-sector organizations on voice-over-IP systems will grow to $903 million this year, up from $686 million in 2004, according to research firm Gartner. Investment in hybrid systems, which handle VoIP and conventional calls, will grow from $1.5 billion to $2 billion. By 2007, Gartner predicts, 97 percent of new phone systems installed in North America will be VoIP or hybrids. These statistics aren’t lost on the major Internet companies. America Online, Microsoft’s MSN division and Yahoo are all entering the VoIP market, armed with services and capabilities that they’ve added to their popular instant-messaging software. Even so, the Internet companies’ consumer-oriented services are less likely to be adopted by large companies and more likely to be of interest to small and mid-size businesses, says Brian Washburn, senior analyst at market-research firm Current Analysis. Chances are, a large business would first go to a big phone carrier such as AT&T, Verizon or MCI to leverage existing investments in phone services with these carriers, instead of deploying VoIP in an ad hoc fashion, he says.

SPECULATION: QWEST WATCHING FOR CUE TO RENEW MCI BID – [The Wall Street Journal, online.] Investor protest at MCI shareholder meeting today could prompt Qwest to launch a new effort to acquire the company, according to people familiar with Qwest’s thinking. Several large MCI investors say they will withhold their votes to re-elect directors at the annual meeting as a protest against the company’s acceptance of an $8.44 billion bid by Verizon over a $9.74 billion offer from Qwest. Qwest management will closely watch the results, and some believe a high percentage of withheld votes will be a cue to re-enter the battle. The company believes that at least 30 percent of the votes could be withheld, these people say. The expected move by some of MCI’s disgruntled investors is expected to be largely symbolic. MCI’s nine directors are selected for a slate put forth by the board’s nominating committee. Because there is no competing slate, any percentage of “yes” votes will ensure a win.

CABLE COMPANIES REJECT COMPETING ADS – [The New York Times, online.] As phone companies negotiate with broadcast television networks this month to buy commercial time before the fall season, they are in a conflict with cable providers over what many see as a more valuable tool: the ability to advertise in local markets. For years, Comcast, Cox and other major cable providers have routinely denied requests from direct competitors to advertise on their local cable channels. Cable providers do not want to give companies that go head-to-head with them any extra opportunity to compete for their customers. The Bells and other rivals of the cable industry can still advertise on national broadcast and cable networks and local broadcast affiliates, which reach far larger audiences nationwide or in metropolitan areas. But for the ads to be successful, they must be broader to appeal to wider groups of people. Local cable advertising, by contrast, can be tailored to reach very specific audiences with very specific information, like prices, features and special deals. Cable companies say they accept ads from rivals, but typically only if they include reference to “bundles” of telecommunications products, do not include “negative visual or verbal reference to cable video or data products,” and do not include any mention of prices.

VOIP FACES NEW REGULATION – [Dow Jones, online, 5/13.] The honeymoon may be ending for Internet telephony. Shielded for years from state and local regulations by the Federal Communications Commission (FCC) and from certain access fees, voice over Internet protocol, or VoIP, providers will be required to provide 911 and enhanced 911 emergency access known as E911 under a plan the FCC will vote on next week. The FCC put the item on its May 19 agenda that was released Thursday to consider a “Notice of Proposed Rulemaking concerning E911 requirements for IP-enabled services.” That might just be a first step, experts say, with access fee and rural subsidy reform in coming months likely to pull in more Internet-enabled services that have thus far been largely shielded from such payments. “VoIP companies are about to face a tougher road ahead” after having “flourished in an environment of minimal regulation under former FCC Chairman Michael Powell,” said Jessica Zufolo, telecom analyst at Medley Global Advisors. [Print and online coverage elsewhere.]

OF INTEREST *** TELEPHONE-BASED SEMINAR – “UNDERSTANDING DEPRESSION IN OLDER ADULTS” – SLATED FOR MAY 19 – Depression affects about 10 to 15 percent of older people in our communities and about 25 percent of nursing home residents. If you have an older relative who has experienced sad feelings for a prolonged period of time, he or she may be depressed. It’s important to be familiar with the signs, symptoms and causes of depression, along with the treatment options that are available. To help you address these concerns, a one-hour telephone-based seminar – “Understanding Depression in Older Adults” – will be held on May 19, beginning at 1 p.m. EST. The dial-in number is 1-888-423-3269 and there is no need to pre-register. Seminar handouts can be downloaded from the AT&T Workforce Services Compensation & Benefits Web site prior to the call at: http://wfs.web.att.com/WFS/content/0,1452,IE5-4889,00.html
This initiative is funded by the AT&T Family Care Development Fund, a joint project of AT&T, the Communications Workers of America and the International Brotherhood of Electrical Workers.

AT&T CUSTOMER SKYLINE DISPLAYS – Employees are being greeted by a new look at headquarters and at other major company locations in the United States and soon around the world. Large displays are going up near main entrances, featuring a series of colorful panels that show big-city skylines in and outside the United States, superimposed with customer logos. The heading on the displays reads, “Taking Care of Business: Networking Customers Worldwide.” The displays underscore our enduring commitment to customers. To see the displays and learn more about them, go to: http://infocenter.att.com/features/050516024530PM.cfm.

NEW AT&T TODAY FEATURE ON SBC – Today we’re launching the “ABCs of SBC,” a new feature in AT&T TODAY to help you learn more about SBC. We’ll publish one item per week on topics ranging from SBC’s market footprint and services to its structure and culture until we’ve covered the basics. Watch for the ABCs of SBC in the weeks and months ahead.

SBC’s ticker symbol is, simply enough, SBC. SBC is a Fortune 50 company and is one of the stocks that make up the Dow Jones Industrial Average. To view how SBC is trading today, visit SBC’s Investor Relations Web site at: http://www.sbc.com/gen/landing-pages?pid=5718.

Additional Information.

In connection with the proposed transaction, on April 20, 2005, SBC Communications Inc. (“SBC”) filed an amended registration statement (File no.: 333-123283), including a preliminary proxy statement of AT&T Corp., with the Securities and Exchange Commission (the “SEC”). Investors and AT&T shareholders are urged to read the registration statement, including the preliminary proxy statement, and other materials (including the definitive proxy statement) when they are available because they contain important information. Investors may obtain free copies of the registration statement and proxy statement, as well as other filings containing information about SBC and AT&T Corp., without charge, at the SEC’s Internet site (<http://www.sec.gov>). These documents may also be obtained for free from SBC’s Investor Relations web site (www.sbc.com/investor_relations <http://www.sbc.com/investor_relations>) or by directing a request to SBC Communications Inc., Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. AT&T Corp.’s filings may be accessed and downloaded for free at the AT&T Investor Relations Web Site (www.att.com/ir/sec <http://www.att.com/ir/sec>) or by directing a request to AT&T Corp., Investor Relations, One AT&T Way, Bedminster, New Jersey 07921.

SBC, AT&T Corp. and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from AT&T shareholders in respect of the proposed transaction. Information regarding SBC’s directors and executive officers is available in SBC’s proxy statement for its 2005 annual meeting of stockholders, dated March 11, 2005, and information regarding AT&T Corp.’s directors and executive officers is available in AT&T’s preliminary proxy statement included in the registration statement. Additional information regarding the interests of such potential participants will be included in the registration and definitive proxy statement and the other relevant documents filed with the SEC when they become available.

YOUR TURN

QUOTE OF THE DAY – You can be pleased with nothing when you are not pleased with yourself. Lady Mary Wortley Montagu (1689 — 1762), English letter author and poet

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AT&T TODAY is published by AT&T Public Relations. A proprietary publication for AT&T employees, it is not intended for use by external audiences. “Your Turn” section publishes employee letters/views on business issues. The editor reserves the right to select and edit letters for publication, considering only those consistent with Our Common Bond and fostering an inclusive work environment. Opinions expressed in letters do not necessarily reflect the views of AT&T management. E-mail letters to
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AT&T TODAY also is available at InfoCenter@AT&T, http://infocenter.att.com/, which carries additional news and information.